Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2021 Financial Results

McLean, VA, November 9, 2021 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported a net loss attributable to common shareholders of $1.0 million, or $0.03 per diluted common share, and non-GAAP core operating income of $1.9 million, or $0.06 per diluted common share, for the quarter ended September 30, 2021.  A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

Third Quarter 2021 Financial Highlights

•	$0.03 per diluted common share of GAAP net loss
•	$0.06 per diluted common share of non-GAAP core operating income
•	$5.97 per common share of book value
•	$0.07 per common share of book value accretion from the repurchase of 1.1 million shares of common stock
o	Total program share repurchases inception to date of 15.5% of shares outstanding, including 3.3% during the third quarter
•	1.8 to 1 “at risk” leverage ratio
•	Successful launch and initial investments in high return single-family residential (“SFR”) property rental sector
o	Supported by $150 million five-year financing facility at attractive fixed cost of funds with major financial institution
•	36% capital allocation to mortgage servicing right (“MSR”) related assets with total annualized returns year to date of 34%
•	Completed a public offering of $37.8 million of 6.00% senior notes due 2026 and redeemed its outstanding 6.625% senior notes due 2023 with an outstanding principal balance of $23.8 million

“This is an exciting time for Arlington as we continue to build a unique portfolio of differentiated high return asset classes with compelling growth opportunities in large scale markets.  During the third quarter, the Company made substantial progress towards its long-term goal of establishing multiple investment channels which complement its historical agency mortgage portfolio and diversify risk while improving the Company’s level and reliability of returns over time,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “The Company successfully launched its new strategy of acquiring, leasing and operating SFR properties during the third quarter.  We expect to invest up to $50 million of capital to acquire approximately $200 million of properties that offer attractive current cash returns plus the opportunity to experience additional returns over time through potential home price appreciation.  In addition, the Company expanded upon its strategic relationship for investing in MSR related assets and realized an annualized total return of 31% for the third quarter. We believe these strategies offer Arlington compelling high-return growth opportunities that should result in the intrinsic value of the Arlington platform exceeding its book value over time.  In support of this view, the Company continues to make accretive repurchases of shares of its common stock, including repurchases of 3.3% of its outstanding common stock during the third quarter.  As the Company continues to execute on its differentiated investment strategies, it expects higher returns from these investments to provide increased earnings power over time which can form the potential pathway for returning additional capital to shareholders.”

Third Quarter Investment Portfolio

As of September 30, 2021, the Company’s investment portfolio totaled $854 million at fair value, which includes $17 million of business purpose residential mortgage loans of a consolidated variable interest entity (“VIE”).  Assuming the Company’s investment in the VIE was not consolidated, the Company’s investment portfolio totaled $850 million at fair value as of September 30, 2021 consisting of the following:

•	$660 million of agency mortgage-backed securities (“MBS”)
•	$113 million of MSR related assets
•	$68 million of mortgage credit investments
•	$9 million of SFR real estate assets

Based on investable capital, the Company has allocated 44%, 36%, 15% and 5% of its capital to its agency MBS, MSR related, mortgage credit and SFR investment strategies, respectively, as of September 30, 2021.

Agency MBS

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”).

As of September 30, 2021, the Company’s agency MBS investment portfolio totaled $660 million at fair value comprised of $638 million of specified agency MBS and $22 million of net long to-be-announced (“TBA”) agency MBS.  As of September 30, 2021, the Company’s $660 million agency MBS investment portfolio was comprised of the following:

•	$586 million of 2.0% coupon 30-year agency MBS
•	$74 million of 2.5% coupon 30-year agency MBS

As of September 30, 2021, the Company’s $638 million specified agency MBS portfolio had a weighted average amortized cost basis of $103.36 and a weighted average market price of $101.66.  The Company’s specified agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately one-half of a percentage point as of September 30, 2021. During the third quarter of 2021, the Company sold agency MBS for gross sale proceeds of $64 million for a net realized loss of $0.7 million.  The Company did not purchase any specified agency MBS during the third quarter of 2021.

The Company’s weighted average yield on its agency MBS was 1.52% for the third quarter of 2021 compared to 1.62% for the second quarter of 2021, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 8.62% for the third quarter of 2021 compared to 6.34% for the second quarter of 2021.

As of September 30, 2021, the Company had $533 million of repurchase agreements outstanding with a weighted average rate of 0.12% and remaining weighted average maturity of 14 days secured by an aggregate of $559 million of agency MBS at fair value.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.11% during the third quarter of 2021 unchanged from the prior quarter of 2021.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost borrowing and the value of its fixed-rate agency MBS.  Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of September 30, 2021, the Company had $215 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.64% and a remaining weighted average maturity of 6.0 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.51% during the third quarter of 2021 compared to 0.73% during the second quarter of 2021.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and, therefore, all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

MSR Related Investments

The Company is party to agreements with a licensed, GSE approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty.  The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly.  Under the terms of the arrangement, the Company provides capital to the mortgage servicing counterparty to purchase MSRs directly, and the Company in turn receives all the economic benefits of the MSRs less a fee payable to the counterparty. At the Company’s option, the mortgage servicing counterparty could utilize leverage on the MSRs that are subject to the Company’s MSR financing receivable to finance the purchase of additional MSRs to increase potential returns to the Company.  The transactions are accounted for as a financing receivable on the Company’s consolidated financial statements.

As of September 30, 2021, the Company had $113 million of MSR financing receivable investments at fair value.  During the third quarter of 2021, the Company purchased $36 million of MSR financing receivables.  As of September 30, 2021, the mortgage servicing counterparty has drawn $12 million of financing under its credit facility collateralized by the MSRs that reference the Company’s MSR financing receivable resulting in a leverage ratio of 0.1 to 1 as of September 30, 2021. The weighted average yield on the Company’s MSR financing receivables was 8.85% for the third quarter of 2021 compared to 10.68% for the second quarter of 2021.

Mortgage Credit Investments

The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans (“non-agency MBS”).  As of September 30, 2021, the Company’s $68 million mortgage credit investment portfolio at fair value was comprised of the following:

•	$30 million of commercial mortgage loans
•	$23 million of non-agency MBS collateralized by business purpose residential mortgage loans
o	Includes a $12 million net investment in a consolidated VIE
•	$7 million of non-agency MBS collateralized by residential mortgage loans
•	$4 million of non-agency MBS collateralized by small balance commercial mortgage loans
•	$4 million of asset backed securities collateralized by loans secured by residential solar panels

During the third quarter of 2021, the Company sold or received repayment of mortgage credit investments for gross proceeds of $63 million for a net realized gain of $0.1 million. The Company did not purchase any mortgage credit investments during the third quarter of 2021.

As of September 30, 2021, the Company had a $21 million repurchase agreement outstanding with a rate of 2.59% and remaining maturity of 329 days secured by a $30 million commercial mortgage loan at fair value.  As of September 30, 2021, the Company did not have any repurchase agreements outstanding secured by non-agency MBS.

Single-family Residential Investments

During the third quarter of 2021, the Company launched its SFR investment strategy of acquiring, leasing and operating single-family residential homes as rental properties.  As of September 30, 2021, the Company had acquired 33 SFR properties for a total cost of $9 million and had commitments to acquire an additional 75 SFR properties for an aggregate purchase price of $20 million.

In addition, the Company entered into a loan agreement during the third quarter of 2021 to fund purchases of SFR properties.  Under the terms of the loan agreement, advances may be drawn up to 74% of the fair value of eligible SFR properties up to a maximum of $150 million.  Advances may be generally drawn for a period of 18 months with the outstanding loan balance due in five years.  Advances under the loan agreement bear interest at a fixed rate of 2.76%.  As of September 30, 2021, there were no advances outstanding under the loan agreement.

Other Third Quarter 2021 Financial Highlights

The Company’s “at risk” leverage ratio was 1.8 to 1 as of September 30, 2021 compared to 2.2 to 1 as of June 30, 2021.  The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities, net contractual price of TBA commitments and financing embedded in its MSR financing receivables less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

During the third quarter of 2021, the Company completed a public offering of $37.8 million of 6.00% senior notes due 2026 and redeemed all of its outstanding senior notes due 2023 with an outstanding principal balance of $23.8 million.

During the third quarter of 2021, the Company repurchased 1.1 million shares of its common stock at an average price of $3.84 per share for a total purchase cost of $4.1 million, representing 3.3% of common stock outstanding as of June 30, 2021. Subsequent to September 30, 2021, the Company purchased an additional 0.1 million shares of its common stock at an average price of $3.73 per share for a total purchase cost of $0.5 million, representing 0.4% of common stock outstanding as of September 30, 2021.  Currently, the Company had remaining authorization from its Board of Directors to repurchase up to 14.0 million shares of its common stock.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the third quarter of 2021.  The distributions were paid on September 30, 2021 to shareholders of record as of September 16, 2021.  The Company’s Board of Directors determined not to declare a dividend on its common stock for the third quarter of 2021.  The Company’s Board of Directors will continue to evaluate the payment of quarterly dividends based on multiple factors including current financial results, overall market conditions, return opportunities on investments, liquidity needs, opportunities to return capital to shareholders through accretive stock repurchases and REIT distribution requirements.  No definitive determination has been made at this time regarding the declaration of future dividends.

The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Wednesday, November 10, 2021 to discuss the Company’s third quarter 2021 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage-related and other assets and has elected to be taxed as a REIT.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$21,166	$2,349
Restricted cash	217	—
Restricted cash of consolidated VIE	3,267	4,456
Sold securities receivable	—	34,456
Agency mortgage-backed securities, at fair value	637,718	725,709
MSR financing receivables, at fair value	112,834	74,652
Mortgage credit investments, at fair value	55,277	117,902
Mortgage loans of consolidated VIE, at fair value	16,516	35,778
Interest receivable of consolidated VIE	67	179
Single-family residential real estate	9,407	—
Derivative assets, at fair value	2,004	881
Deposits	6,114	16,554
Other assets	15,022	17,181
Total assets	$879,609	$1,030,097
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$553,983	$694,586
Secured debt of consolidated VIE, at fair value	7,350	28,465
Interest payable of consolidated VIE	52	99
Derivative liabilities, at fair value	3,020	2,327
Other liabilities	4,626	2,739
Long-term unsecured debt	85,901	73,129
Total liabilities	654,932	801,345
Equity:
Preferred stock (liquidation preference of $36,901 and $36,333, respectively)	35,849	35,289
Common stock	316	327
Additional paid-in capital	2,034,310	2,037,953
Accumulated deficit	(1,845,798)	(1,844,817)
Total equity	224,677	228,752
Total liabilities and equity	$879,609	$1,030,097
Book value per common share (1)	$5.97	$5.94
Common shares outstanding (in thousands) (2)	31,464	32,411

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.
(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	September 30, 2021	June 30, 2021
Assets and liabilities of consolidated VIE:
Restricted cash	$3,267	$4,456
Mortgage loans, at fair value	16,516	35,778
Interest receivable	67	179
Secured debt, at fair value	(7,350)	(28,465)
Interest payable	(52)	(99)
Net investment in consolidated VIE	$12,448	$11,849

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Interest income
Agency mortgage-backed securities	$2,660	$2,984	$2,784	$3,015
Mortgage credit investments	1,247	1,770	1,269	1,863
Mortgage loans of consolidated VIE	301	776	1,687	4,305
MSR financing receivables	1,945	1,390	358	—
Interest and other income	193	125	161	314
Total interest income	6,346	7,045	6,259	9,497
Interest expense
Short-term secured debt	306	403	488	526
Long-term unsecured debt	1,435	1,150	1,151	1,154
Secured debt of consolidated VIE	173	405	862	1,403
Total interest expense	1,914	1,958	2,501	3,083
Net interest income	4,432	5,087	3,758	6,414
Single-family property operating expenses	36	—	—	—
Investment (loss) gain, net
Gain (loss) on mortgage investments, net	2,551	5,334	(21,665)	2,161
(Loss) gain from derivative instruments, net	(3,327)	(14,983)	14,545	1,223
Other, net	(537)	617	357	4,736
Total investment (loss) gain, net	(1,313)	(9,032)	(6,763)	8,120
General and administrative expenses
Compensation and benefits	1,888	1,841	1,395	1,712
Other general and administrative expenses	1,009	1,349	1,242	1,361
Total general and administrative expenses	2,897	3,190	2,637	3,073
Income (loss) before income taxes	186	(7,135)	(5,642)	11,461
Income tax provision (benefit)	436	(76)	398	—
Net (loss) income	(250)	(7,059)	(6,040)	11,461
Dividend on preferred stock	(731)	(723)	(723)	(733)
Net (loss) income (attributable) available to common stock	$(981)	$(7,782)	$(6,763)	$10,728
Basic (loss) earnings per common share	$(0.03)	$(0.24)	$(0.20)	$0.32
Diluted (loss) earnings per common share	$(0.03)	$(0.24)	$(0.20)	$0.32
Weighted average common shares outstanding (in thousands)
Basic	31,927	33,066	33,181	33,415
Diluted	31,927	33,066	33,181	33,554

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and “single-family residential property operating profit” less “core general and administrative expenses,” preferred stock dividends and an “income tax provision for taxable REIT subsidiary (“TRS”) core operating income.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest-bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Single-family Residential Property Profit

Single-family residential property profit represents the operating profit of the Company’s single-family residential properties determined in accordance with GAAP plus the depreciation and amortization of the single-family residential properties.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Income Tax Provision for TRS Core Operating Income

Our TRSs are subject to U.S. federal and state corporate income taxes.  Our computation of core operating income includes a provision for income taxes on the core operating income of our TRSs.  The core operating income of our TRSs is comprised of net interest income generated by our TRSs net of our TRSs’ general and administrative expenses.  In our consolidated statements of comprehensive income prepared in accordance with GAAP, the “income tax provision (benefit)” includes (i) the income tax provision for TRS core operating income and (ii) an income tax provision for (or benefit from) periodic increases (or decreases) in the fair value of the investments of our TRSs, which are recognized in net income as a component of “investment gain (loss) net.”

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
GAAP net interest income	$4,432	$5,087	$3,758	$6,414
TBA dollar roll income	1,064	1,778	836	1,156
Interest rate swap net interest expense	(379)	(1,187)	(710)	(62)
Economic net interest income	5,117	5,678	3,884	7,508
Single-family residential property profit (loss)	(24)	—	—	—
Core general and administrative expenses	(2,377)	(2,653)	(2,134)	(2,668)
Preferred stock dividend	(731)	(723)	(723)	(733)
Income tax provision for TRS core operating income	(85)	(61)	(11)	—
Non-GAAP core operating income	$1,900	$2,241	$1,016	$4,107

Non-GAAP core operating income per diluted common share	$0.06	$0.07	$0.03	$0.12
Weighted average diluted common shares outstanding	32,243	33,424	33,444	33,554

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
GAAP net (loss) income	$(250)	$(7,059)	$(6,040)	$11,461
Add (less):
Total investment loss (gain), net	1,313	9,032	6,763	(8,120)
Stock-based compensation expense	520	537	503	405
Income tax provision (benefit) for TRS investment gain (loss)	351	(137)	387	—
Depreciation of single-family residential properties	12	—	—	—
Preferred stock dividend	(731)	(723)	(723)	(733)
Add back:
TBA dollar roll income	1,064	1,778	836	1,156
Interest rate swap net interest expense	(379)	(1,187)	(710)	(62)
Non-GAAP core operating income	$1,900	$2,241	$1,016	$4,107

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of September 30, 2021 (unaudited, dollars in thousands):

Investments:

	Assets	Capital Allocation (1)	Capital Allocation (%)	Leverage (2)
Agency MBS and net long TBA commitments	$659,968	$134,932	44%	4.1
MSR financing receivables	112,834	112,834	36%	0.1
Mortgage credit investments (3)	67,725	46,865	15%	0.4
Single-family residential properties	9,419	15,947	5%	—
Total	$849,946	$310,578	100%	1.8

(1)	Our investable capital is calculated as the sum of our shareholders’ equity capital and long-term unsecured debt.
(2)

Our leverage is measured as the ratio of our repurchase agreement financing, net payable or receivable for unsettled securities, net contractual forward purchase price of our TBA commitments and financing embedded in its MSR financing receivables less our cash and cash equivalents compared to our investable capital.

(3)	Includes our net investment of $12,448 in a variable interest entity with gross assets and liabilities of $19,850 and $7,402, respectively, that is consolidated for GAAP financial reporting purposes.

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.0%	$456,519	$12,290	$468,809	$(8,634)	$460,175	$100.80	2.00%	7.3
2.5%	170,776	8,761	179,537	(2,003)	177,534	103.96	2.50%	5.3
5.5%	8	—	8	1	9	115.87	5.50%	4.9
Total/weighted-average	$627,303	$21,051	$648,354	$(10,636)	$637,718	$101.66	2.14%	6.7

Net Long Agency TBA Commitments:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
1.5% 30-year MBS purchase commitments	$175,000	$171,443	$169,967	$(1,476)
1.5% 30-year MBS sale commitments	(175,000)	(170,865)	(169,967)	898
2.0% 30-year MBS purchase commitments	250,000	251,545	250,938	(607)
2.0% 30-year MBS sale commitments	(125,000)	(126,086)	(125,469)	617
2.5% 30-year MBS sale commitments	(100,000)	(102,906)	(103,219)	(313)
Total TBA commitments, net	$25,000	$23,131	$22,250	$(881)

MSR Financing Receivables:

Amortized Cost Basis (1)	Unrealized Gain	Fair Value
$104,446	$8,388	$112,834

(1)	Represents capital investments plus accretion of interest income net of cash distributions.

MSR Financing Receivable Underlying Reference Amounts:
MSRs	Financing	Counterparty Incentive Fee Accrual	Cash and Other Net Receivables	MSR Financing Receivables	Implicit Leverage
$120,589	$(11,548)	$(1,413)	$5,206	$112,834	0.10

Underlying Reference MSRs:
Holder of Loans	Unpaid Principal Balance	Weighted-Average Note Rate	Weighted-Average Servicing Fee	Weighted-Average Loan Age	Price	Multiple (1)	Fair Value
Fannie Mae	$11,311,790	2.92%	0.25%	8 months	1.07%	4.20	$120,572
Freddie Mac	1,636	3.22%	0.25%	4 months	1.07%	4.27	17
Total/weighted-average	$11,313,426	2.92%	0.25%	8 months	1.07%	4.20	$120,589

(1)	Calculated as the underlying MSR price divided by the weighted-average servicing fee.

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$100,000	0.11%	0.04%	(0.07)%	2.1
3 to less than 10 years	115,000	1.09%	0.10%	(0.99)%	9.3
Total/weighted-average	$215,000	0.64%	0.07%	(0.57)%	6.0

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price	Leverage	Total Return on Capital (2)
Commercial mortgage loan	$29,800	$—	$29,800	$—	$29,800	$100.00	2.3	9.83%
Business purpose residential MBS (3)	24,649	1,805	26,454	(3,289)	23,165	93.71	—	9.84%
Residential MBS	6,934	5	6,939	21	6,960	100.04	—	5.29%
Commercial MBS	6,000	(766)	5,234	(859)	4,375	72.38	—	(2.01)%
Other	5,061	(1,547)	3,514	(89)	3,425	67.70	—	0.20%
Total/weighted-average	$72,444	$(503)	$71,941	$(4,216)	$67,725	$93.32	0.4	7.43%

(1)	For mortgage credit investments in securities, includes contractual accrued interest receivable.
(2)

Calculated as an annualized internal rate of return based upon our initial investment, cash received from the investment, cash paid for secured financing costs (if any) and assumes liquidation at quarter-end at an amount equal to estimated fair value plus accrued interest and the payoff of any secured financing and accrued interest thereon (if any).

(3)	Includes our net investment in a VIE of $12,448 at fair value that is consolidated for GAAP financial reporting purposes.

Single-Family Residential Properties:

Market	Number of Properties	Gross Book Value	Average Gross Book Value	Average Square Feet	Average Year Built
Tulsa, OK	12	$3,024	$252	1,683	2005
Atlanta, GA	5	1,624	325	1,808	2012
Charlotte, NC	5	1,546	309	2,754	2011
Dallas, TX	4	1,269	317	1,968	2008
Kansas City, MO	4	1,088	272	2,384	2004
Memphis, TN	3	868	289	1,875	2004
Total/weighted average	33	$9,419	$285	2,001	2007